EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity and Incentive Compensation Plan of comScore, Inc. of our report dated March 23, 2018, with respect to the consolidated financial statements of comScore, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Tysons, Virginia
June 1, 2018